ARTICLES SUPPLEMENTARY
                                       OF
                  CONNECTICUT DAILY TAX FREE INCOME FUND, INC.

         Connecticut Daily Tax Free Income Fund, Inc., a Maryland Corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation" or the "Fund"), certifies to the Department of Assessments and Taxation of Maryland that:

         (1) The following is a description of the stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set and changed by the board of directors:

                  The Corporation's stock is subdivided into four classes of stock, Class A, Class B, Chase Vista Select Class and Evergreen Class. Each share, regardless of class will represent an interest in the same portfolio of investments and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions as set forth in the Corporation's Articles of Incorporation, as amended, except that (i) the Class A, Class B, Chase Vista Select Class and Evergreen Class shares will have different designations; (ii) only the Class A, Chase Vista Select Class and Evergreen Class will be assessed a service fee pursuant to the Rule 12b-1 Distribution and Service Plan (the "12b-1 Plan") of the Fund equal to .20% of the average daily net assets of the Class A, Chase Vista Select Class and Evergreen Class shares respectively; (iii) only the holders of the Class A, Chase Vista Select Class and Evergreen Class shares will be entitled to vote on matters pertaining to the 12b-1 Plan and any related agreements in accordance with provisions of Rule 12b-1 of the Investment Company Act of 1940; and (iv) the exchange privilege will permit stockholders to exchange their shares only for shares of the same class of designated funds listed in an exchange fund.

                  Only the Class A, Chase Vista Select Class and Evergreen Class shares will bear a service fee under the 12b-1 Plan. As a result, the net income of any dividends payable to these shares will be lower than the net income of and dividends payable to the Class B shares of the Fund. Dividends paid to each Class of shares of the Fund will, however, be declared and paid on the same days at the same times and, except as noted with respect to the service fees payable under the 12b-1 Plan, will be determined in the same manner and paid in the same amounts.


         (2) The Board of Directors has reclassified the stock of the Corporation under the authority contained in Article Fifth of the Corporation's Articles of Incorporation, as amended.

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         IN WITNESS WHEREOF, Connecticut Daily Tax Free Income Fund, Inc. has
caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries, on April 18, 2000.



                                    CONNECTICUT DAILY TAX FREE INCOME FUND, INC.





                                    By:     _________________________
                                            /s/Steven W. Duff
                                            Steven W. Duff
                                            President



Attest:


------------------------
/s/Bernadette N. Finn
Bernadette N. Finn
Secretary

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         THE UNDERSIGNED, President of CONNECTICUT DAILY TAX FREE INCOME FUND,
INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and in all material respects, under the penalties of perjury.





                                    CONNECTICUT DAILY TAX FREE INCOME FUND, INC.



                                    By:     __________________________
                                            /s/Steven W. Duff
                                            Steven W. Duff
                                            President




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